EXHIBIT 5.1(a)

Writer’s Direct Dial: +49 69 97103-0

E-Mail: wgreenberg@cgsh.com

September 28, 2012

Deutsche Bank Aktiengesellschaft Taunusanlage 12 60325 Frankfurt am Main Germany

Ladies and Gentlemen:

We have acted as special U.S. counsel to Deutsche Bank Aktiengesellschaft, a corporation organized under the laws of the Federal Republic of Germany (the “Bank”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i) ordinary shares with no par value of the Bank, (ii) tradable subscription rights to subscribe for Shares, (iii) unsecured senior debt securities of the Bank, (iv) unsecured subordinated debt securities of the Bank, (v) warrants of the Bank (the “Warrants”), (vi) purchase contracts of the Bank and (vii) units of the Bank (the foregoing securities, collectively, the “Securities”). The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Warrants are to be issued from time to time under a warrant agreement, dated as of November 15, 2007, among the Bank and Deutsche Bank Trust Company Americas, as warrant agent (the “Warrant Agreement”).

In arriving at the opinion expressed below, we have reviewed the Registration Statement, including the Warrant Agreement. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

p. 2

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Warrants will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Warrant Agreement.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Bank, (a) we have assumed that the Bank and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Warrants, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Bank regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In rendering the opinions expressed above, we have further assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws, (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Warrants are offered or issued as contemplated by the Registration Statement, (iii) the terms of the Warrants will conform to the forms thereof that have been filed as exhibits to the Registration Statement and the terms of all Warrants will conform in all material respects to the descriptions thereof in the Prospectus which is part of the Registration Statement (the “Prospectus”), (iv) the terms of all Warrants will not violate any applicable law, require the Bank to register as an investment company under the U.S. Investment Company Act of 1940, as amended, result in a default under or breach of any agreement or instrument binding upon the Bank or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank, (v) the Warrants will be sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (vi) the Bank will authorize the offering and issuance of the Warrants and has authorized, executed and delivered or will authorize, execute and deliver the Warrant Agreement with any amendments thereto and any other document contemplated thereby or by the Registration Statement and will take any other appropriate additional corporate action, and (vii) certificates representing the Warrants will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned.

We express no opinion as to (i) the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Warrant Agreement or the Warrants, where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist, (ii) the effectiveness of the submission to the jurisdiction of any court other than

p. 3

any state or federal court sitting in New York or (iii) the enforceability of Section 6.10 of the Warrant Agreement (or comparable provisions in any of the Warrants) relating to currency indemnity.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding Federal statute and no controlling Federal court decision on this issue. Accordingly, we express no opinion as to whether a Federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and the use of our name in the Prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Ward A. Greenberg
Ward A. Greenberg, a Partner